SUBSCRIPTION AGREEMENT

NSM Holdings, Inc.
Suite 210D
8351 Alexandra Road
Richmond, British Columbia
V6X 3P3 Canada

Dear Sirs:

Concurrent with the signing of this agreement, the undersigned (the “Purchaser”) is purchasing ________________________ shares of common stock (the “Shares”) in the capital of NSM Holdings, Inc. (the “Company”) at a price of $0.10 per Share (the “Subscription Price”).

The Purchase confirms the subscription for and the purchase of the Shares and agrees to pay the Subscription Price for the Shares as calculated below. The Purchaser further confirms that Zuber Jamal solicited the Purchaser to purchase the Shares and no other person participated in such solicitation other than Mr. Jamal.

Calculation of Subscription Price

_______________________      X US$0.10  =  US$_________________________
Number of Shares Purchased      Total Subscription Price

Form of Payment: Cash:_______     Check:_______     Other:_______

Make check payable to: NSM Holdings, Inc.

Please ensure funds are in US Dollars

Dated:__________________________

__________________________________
Signature of Purchaser

__________________________________
Name of Purchaser

__________________________________
Address of Purchaser

__________________________________

________________________________________________________________________________________________________________________________________

NSM Holdings, Inc.

By:__________________________________

Title:_________________________________

Subscrip -1 - Agree